Exhibit 11 under Form N-1A
                                          Exhibit 8 under Item 601/Reg. S-K





                       CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the Incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 16, 1998, relating to the financial statements and financial highlights appearing in the July 31, 1998 Annual Report to the Trustees and Shareholders of Tennessee Tax-Free Bond Fund (a Portfolio of The Planters Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois
November 23, 1998